SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C.  20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF

THE SECURITIES EXCHANGE ACT OF 1934

Date of Report: November 18, 2005

BEAZER HOMES USA, INC.

(Exact name of registrant as specified in its charter)

DELAWARE	001-12822	54-2086934
(State or other jurisdiction	(Commission	(IRS Employer
of incorporation)	File Number)	Identification No.)

1000 Abernathy Road, Suite 1200

Atlanta Georgia 30328

(Address of Principal

Executive Offices)

(770) 829-3700

(Registrant’s telephone number, including area code)

None

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐    Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐    Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐    Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐    Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 8.01 Other Events

On November 18, 2005, Beazer Homes USA, Inc. (the “Company”) issued a press release announcing that, as part of an acceleration of its comprehensive plan to enhance shareholder value, its Board of Directors has authorized an increase of the Company’s stock repurchase program from approximately two million shares as of September 30, 2005 to ten million shares of the Company’s common stock.  Shares may be purchased for cash in the open market, on the New York Stock Exchange or in privately negotiated transactions.  Furthermore, the Company will enter into a plan under Rule 10b5-1 of the Securities Exchange Act of 1934 to execute a portion of the share repurchase program, supplemented with opportunistic purchases in the open market or in privately negotiated transactions.  The Company expects to execute the repurchase program within the next 36 months, with $200-$250 million allocated to share repurchases in fiscal 2006, subject to market conditions and other factors.

The Company will fund this expanded share repurchase program by redeploying its cash by limiting or curtailing operations in underperforming markets, reinvesting in higher margin markets and accelerating cash generation through increased profitability. The Company intends to maintain a capital structure with net debt to total capitalization at approximately 50%.  The Company is also reviewing its existing compensation programs to best align the interests of management and its shareholders within the context of this program.

In the press release, the Company also maintained its initial outlook for fiscal 2006 diluted earnings of $10.50 per share, not taking into account any impact from the Company’s capital allocation strategies.

A copy of the press release is filed herewith as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)  Exhibits

99.1	Press release, dated November 18, 2005, entitled “Beazer Homes Announces Increased Focus on Profitable Growth Strategy, Board Authorizes Share Repurchase Authorization of 10 Million Shares”

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

BEAZER HOMES USA, INC.

Date: November 18, 2005	By:	/s/ James O’Leary
James O’Leary
Executive Vice President and Chief Financial Officer